                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                             Wells Fargo & Company
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter

                             Wells Fargo & Company
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                                     [LOGO]

                                                                  March 13, 1995

To Our Shareholders:

     You are cordially invited to attend the annual meeting of shareholders to be held on Tuesday, April 18, 1995. Enclosed are the Secretary's official notice of this meeting, a proxy statement and a form of proxy. This year the meeting will be held at 2:00 p.m. in the Penthouse at the Company's headquarters, 420 Montgomery Street, San Francisco, California.

     At this meeting you will be asked to elect directors to serve until the next annual meeting, to approve amendments to the Director Option Plan and to ratify the selection of the Company's independent auditors for 1995.

     We hope that you will attend. But whether you plan to attend or not, please complete, date, sign and return the enclosed proxy as soon as possible. It is important that your shares be represented at the meeting.

                                  Sincerely yours,

                                  PAUL HAZEN
                                  Chairman of the Board

                             YOUR VOTE IS IMPORTANT

     WE ENCOURAGE YOU TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE ANNUAL MEETING.

                             420 MONTGOMERY STREET
                        SAN FRANCISCO, CALIFORNIA 94104
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 18, 1995

To the Shareholders of Wells Fargo & Company:

     The annual meeting of shareholders of Wells Fargo & Company (the "Company") will be held in the Penthouse at the Company's headquarters, 420 Montgomery Street, San Francisco, California, at 2:00 p.m. on Tuesday, April 18, 1995, in order to:

          1. Elect directors to serve until the next annual meeting of shareholders or until their successors have been elected and qualified;

          2. Approve the adoption of amendments to the Director Option Plan; and

          3. Ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company for 1995.

     The meeting will also act upon such other matters as may properly come before the meeting or any adjournment thereof. Shareholders of record at the close of business on February 17, 1995, will be entitled to vote the number of shares held of record in their names on that date. The transfer books will not be closed.

     Whether you plan to attend the shareholders' meeting or not, please complete, date and sign the enclosed proxy card and return it in the enclosed envelope. You may revoke your proxy at any time prior to the time it is voted.

                                         GUY ROUNSAVILLE, JR.
                                         Secretary

March 13, 1995

                                PROXY STATEMENT

     These proxy materials are furnished in connection with the solicitation by the Board of Directors of Wells Fargo & Company, a Delaware corporation (the "Company"), of proxies to be used at the annual meeting of shareholders of the Company and at any adjournment thereof. The meeting will be held in the Penthouse at the Company's headquarters, 420 Montgomery Street, San Francisco, California, at 2:00 p.m. on Tuesday, April 18, 1995. These proxy materials are being mailed to shareholders on or about March 13, 1995.

                               PURPOSE OF MEETING

     At the meeting, shareholders will be asked to (i) elect directors to serve until the next annual meeting of shareholders or until their successors are elected and qualified; (ii) approve the adoption of amendments to the Director Option Plan; and (iii) ratify the selection of KPMG Peat Marwick LLP as independent auditors for the Company for the year 1995. In addition, the shareholders may act upon such other matters as may properly come before the meeting.

                                     VOTING

     Holders of record of the Company's Common Stock, $5.00 par value (the "Common Stock"), at the close of business on the record date, February 17, 1995, will be entitled to vote on all matters to be presented at the annual meeting. On the record date, 50,921,627 shares of Common Stock were outstanding. Votes may be cast in person or by proxy, and each share of Common Stock entitles its holder to one vote.

     A quorum comprising the holders of the majority of the outstanding shares of Common Stock on the record date must be present or represented for the transaction of business at the annual meeting. Abstentions and broker non-votes will be counted in establishing the quorum. Directors are elected by holders of shares representing a plurality of the quorum. Abstentions and broker non-votes are not counted in the election of directors. Proposal 2 must receive the affirmative votes of the holders of a majority of the shares present and entitled to vote at the meeting. An abstention would thus have the effect of a vote against Proposal 2. In accordance with the Company's By-Laws, Proposal 3 must be adopted by the holders of a majority of the shares present and voting, and an abstention would not be counted in this determination. A broker non-vote would have no effect on the outcome of Proposals 2 or 3.

     Proxies in the accompanying form which are properly executed and returned to the Company will be voted at the annual meeting in accordance with the shareholders' instructions contained in such proxies and, at the discretion of the proxy holders, on such other matters as may properly come before the meeting. Where no such instructions are given, the shares will be voted for the election of directors as described herein, for the approval of the adoption of the amendments to the Director Option Plan and for the ratification of the selection of independent auditors. The Board of Directors does not know of any matters to be acted upon at the meeting other than the items specifically described in this Proxy Statement. Any shareholder has the power to revoke his or her proxy at any time before it is voted.

                              CORPORATE GOVERNANCE

     The Company is a bank holding company registered under the Bank Holding Company Act of 1956, as amended, and is incorporated in the State of Delaware. The Company's principal subsidiary is Wells Fargo Bank, National Association (the "Bank"), a national banking association organized under the laws of the United States. The Company's 1994 Annual Report provides a review of certain activities of the Company during the past year.

     The Board of Directors of the Company met 12 times during 1994 and now consists of 15 members. Paul A. Miller, currently a member of the Board, has reached the mandatory age for retirement under the Company's tenure policy for directors and accordingly will not stand for reelection at the annual meeting. Upon the retirement of Mr. Miller at the annual meeting, the Board will be reduced to 14 members. The 14 remaining incumbent directors have been nominated for reelection. Biographies of all nominees are provided under "Proposal 1 -- Election of Directors."

     The Company and the Bank have each established the Board committees described below. The membership of each committee is the same for the Company and the Bank, and the corresponding committees of both institutions usually hold joint meetings.

     The Executive Committee may exercise all of the power and authority of the Board when it is unable to meet, except for certain fundamental responsibilities such as amending the By-Laws, which are reserved to the Board. In addition, subject to the authority of the Board, the Committee is authorized to supervise the general management and direction of the business and affairs of the Company. Directors serving on the Executive Committee since the last annual meeting are:
Paul Hazen, Chairman; H. Jesse Arnelle; William R. Breuner; Rayburn S. Dezember; Robert K. Jaedicke; Philip J. Quigley; Carl E. Reichardt; Susan G. Swenson; Chang-Lin Tien; John A. Young; and William F. Zuendt. The Committee met nine times in 1994.

     The Committee on Examinations and Audits oversees the adequacy of the Company's control environment. The Committee meets regularly with management, the Company's general auditor and its independent auditors to review the scope and results of their work. The Committee also recommends the appointment of the independent auditors. See "Proposal 3 -- Ratification of Selection of Independent Auditors." In addition, the Committee reviews the Company's quarterly and annual financial statements, including the adequacy of the allowance for loan losses, and other reports that law or regulation requires to be reviewed on behalf of the Board. The Committee also reviews all reports of examinations conducted by bank regulators and ensures that appropriate management personnel follow up on audit and examination findings and recommendations and implement corrective actions on a timely basis. Directors serving on the Committee since the last annual meeting are: Robert K. Jaedicke, Chairman; H. Jesse Arnelle; William R. Breuner; William S. Davila; Philip J. Quigley; and Chang-Lin Tien. The Committee met eight times during 1994.

     The Management Development and Compensation Committee administers the executive compensation programs (including employee stock plans) of the Company and its subsidiaries and advises the chief executive officer concerning salary policy for employees of the Company and its subsidiaries below the executive level. Directors serving on the Committee since the last annual meeting are:
Paul A. Miller, Chairman; William R. Breuner; Rayburn S. Dezember; Ellen M. Newman; Donald B. Rice; and John A. Young. The Committee met four times during 1994.

     The Nominating Committee is responsible for proposing candidates to fill vacancies on the Board as they occur and recommending yearly to the Board the director nominees to be elected by the shareholders at the annual meeting. At its meeting in 1995, the Committee recommended the 14 nominees for director named in this Proxy Statement. Directors serving on the Committee since the last annual meeting are: John A. Young, Chairman; William S. Davila; Paul A. Miller; Ellen M. Newman; and Donald B. Rice. In carrying out its responsibilities, the Committee will consider candidates suggested by shareholders. Suggestions for candidates, accompanied by biographical material for evaluation, may be sent to the Secretary, Wells Fargo & Company, 420 Montgomery Street, San Francisco, CA 94104.

     The following two committees are committees of the Bank only:

     The Trust and Investment Products Committee supervises the administration and proper exercise of the fiduciary powers of the Bank as well as the administration of the Bank's non-fiduciary investment management activities. Directors serving on the Committee since the last annual meeting are: William F. Zuendt, Chairman; Rayburn S. Dezember; Paul Hazen; Paul A. Miller; Ellen M. Newman; Carl E. Reichardt; Donald B. Rice; and Susan G. Swenson. The Committee met four times in 1994.

     The Directors' CRA Committee reviews the Bank's compliance with the Community Reinvestment Act and the statement made by the Bank under the Act with respect to the communities it serves. Directors serving on the Committee since the last annual meeting are: Chang-Lin Tien, Chairman; H. Jesse Arnelle; William
S. Davila; Robert K. Jaedicke; Ellen M. Newman; and Susan G. Swenson. The Committee met five times in 1994.

ATTENDANCE AT BOARD AND COMMITTEE MEETINGS

     Average attendance at Board meetings during 1993 was approximately 94 percent. During 1994, only one director attended fewer than 75 percent of the total number of Board meetings and meetings of the committees of which he or she was a member. Mr. Young attended 19 of 26, or 73 percent, of such meetings.

DIRECTOR REMUNERATION AND RETIREMENT POLICY

     Directors who are officers of the Company or the Bank do not receive an annual retainer or meeting fees for service on either Board or as a member of any Company or Bank committees. Non-officer directors of the Company and the Bank were paid a basic annual retainer of $23,000 in 1994, with additional amounts payable in accordance with committee service. This amount was increased by $5,000, effective January 1, 1995. Robert K. Jaedicke, as chairman of the Committee on Examinations and Audits, and the other members of such committee received additional amounts of $7,500 and $2,500, respectively, during 1994. These additional amounts were both increased by $2,500, effective January 1, 1995. Paul A. Miller, as chairman of the Management Development and Compensation Committee, and the other members of such committee received additional amounts of $4,000 and $1,500, respectively, during 1994. These additional amounts were increased by $1,000 and $500, respectively, effective January 1, 1995. Non-officer directors were paid a fee of $1,000 for each Board meeting attended during 1994, except that when Board meetings of the Company and the Bank were held on the same day, the total fee was limited to $1,000. This amount was increased by $200, effective January 1, 1995. During 1994, all non-officer directors received a fee of $800 for each committee meeting attended, except that when the same committees of the Company and the Bank had a combined meeting, the total fee for such meeting was limited to $800. This amount was increased by $200, effective January 1, 1995. The receipt of annual retainer and meeting fees may be deferred by a director, who may choose either to receive interest on the deferred amount or to receive a return based upon the hypothetical investment of the deferred fees in Common Stock. Directors are also reimbursed for travel, food, lodging and other expenses incurred in attending Board and committee meetings.

     Two directors have consulting arrangements, one with the Company and the other with the Bank. Rayburn S. Dezember promotes customer, community and trade association relations and provides customer referrals under a consulting agreement with the Company that runs until 1996 at a yearly fee of $75,000. Ellen M. Newman provides consulting services relating to the Bank's retail marketing strategies for a monthly fee of $2,500.

     The Directors' Retirement Plan provides that a non-officer director with at least five years' service on the Board is entitled to receive, during a period equal to the lesser of 10 years or the number of full years the director actually served on the Board, an annual retirement benefit equal to the annual retainer in effect at the time of the director's retirement, without regard to that director's service on particular committees of the Board.

     Non-officer directors may participate in the Director Option Plan. Under the Plan, a non-officer director may elect to receive at the beginning of a year an option to purchase Common Stock in lieu of the director's annual retainer for that year. The number of shares subject to option is the quotient of the participant's annual retainer divided by the excess of the market value of the Common Stock at the beginning of the year over $1.00. In general, options become exercisable at $1.00 per share on the first anniversary of the date they are granted and remain exercisable for nine years thereafter. During 1994, options to purchase an aggregate of 561 shares of Common Stock were issued to three directors under the Plan. At the annual meeting, shareholders are being asked to approve amendments to the Plan which would increase the exercise price for options granted after December 31, 1995 (thus increasing the number of shares subject to each option), and extend the life of the Plan until all 75,000 shares originally authorized are used. See "Proposal 2 -- Amendments to Director Option Plan."

     Under the 1990 Director Option Plan, each non-officer director elected or reelected each year at the annual meeting automatically receives an option to purchase 500 shares of Common Stock. Directors joining the Board at other times receive options to purchase a prorated number of shares. The exercise price per share of each such option is the fair market value of a share of Common Stock as of the date the option is granted. During 1994, options to purchase 5,588 shares of Common Stock were granted to 12 directors under the 1990 Plan.

     The Board of Directors has adopted a retirement policy which precludes any non-officer director from standing for election to the Board after age 70. This policy also precludes any director who was an active officer at the time of his or her first appointment from continuing to serve as a director after retirement, except that a director who has held the office of chairman of the board or president continues to be eligible to stand for election as a director until age 70.

                              BENEFICIAL OWNERSHIP

     The following table shows the number of shares of Common Stock beneficially owned as of January 31, 1995, by all directors and nominees for director, each of the five most highly compensated executive officers during 1994 and all directors, nominees and executive officers as a group. Executive officers are defined as all Company officers at the level of vice chairman and above and all Company staff heads on January 31, 1995 (10 persons). No individual director, nominee or executive officer beneficially owned more than 1 percent of all outstanding Common Stock as of January 31, 1995. All directors, nominees and executive officers as a group owned beneficially 2.2 percent of all outstanding Common Stock as of such date. No share of any other class of equity security was then beneficially owned by any member of the group.

                                                            SHARES        SHARES
                                                          SUBJECT TO       HELD
                                                            OPTIONS       THROUGH
         NON-OFFICER            SHARES       SHARES       EXERCISABLE     COMPANY
          DIRECTORS              HELD         HELD          WITHIN        401(K)
        AND NOMINEES           DIRECTLY    INDIRECTLY       60 DAYS        PLAN         TOTAL
- -----------------------------  --------    ----------     -----------     -------     ----------

H. Jesse Arnelle.............       190            0          1,602            0           1,792
William R. Breuner...........     2,054            0          2,000            0           4,054
William S. Davila............       100            0          2,825            0           2,925
Rayburn S. Dezember..........         0       59,619          2,000        5,194          66,813
Robert K. Jaedicke...........       400            0          2,000            0           2,400
Paul A. Miller...............     9,188        2,6001         2,000            0          13,788
Ellen M. Newman..............     2,650           27          2,000            0           4,677
Philip J. Quigley............         0          400              0            0             400
Donald B. Rice...............       610        4,490            775            0           5,875
Susan G. Swenson.............        50            0              0            0              50
Chang-Lin Tien...............       100            0          1,931            0           2,031
John A. Young................       400            0          4,586            0           4,986

MOST HIGHLY COMPENSATED
OFFICERS DURING 1994
- -----------------------------
Carl E. Reichardt2...........   150,529           20         20,000            0         170,549
Paul Hazen2..................   125,717       65,800        202,005        3,357         396,879
Rodney L. Jacobs.............         0       13,088         45,170        1,010          59,268
Clyde W. Ostler..............     8,104            0         56,503            0          64,607
William F. Zuendt2...........    36,349            0        108,270            0         144,619

            GROUP
- -----------------------------
Directors, Nominees, and
  Executive Officers as a
  Group (22 persons).........   376,776      146,692        599,802       16,295       1,139,565

- ------------
1. These shares are held in trusts for which Mr. Miller acts as trustee. As to 600 of these shares, Mr. Miller disclaims any beneficial interest.

2.  Also a director.

     The following are the only persons known to the Company to have been the beneficial owners of more than 5 percent of the outstanding Common Stock on January 31, 1995:

                   NAME AND ADDRESS OF             AMOUNT AND NATURE OF
                     BENEFICIAL OWNER              BENEFICIAL OWNERSHIP      PERCENT
          --------------------------------------   ---------------------     -------
          Walter H. Annenberg
            St. Davids Center, Suite A-200
            150 Radnor-Chester Road
            St. Davids, Pennsylvania 19087......        4,525,0101              8.8

          Warren E. Buffett
            1440 Kiewit Plaza
            Omaha, Nebraska 68131...............        6,819,2182             13.3

- ------------
1. Mr. Annenberg shares voting and dispositive power over 10,000 of the reported shares with his wife. He has sole voting and dispositive power over the balance.

2. Mr. Buffett shares dispositive power over all of the reported shares. As to 6,791,218 of them, subject to the following two sentences, he shares voting power and dispositive power with Berkshire Hathaway Inc., a diversified holding company he may be deemed to control, and certain of its subsidiaries. In connection with obtaining the approval of the Board of Governors of the Federal Reserve System to acquire up to 22 percent of the Common Stock, Berkshire Hathaway and the Company have entered into an agreement, and Berkshire Hathaway has made commitments to the Board of Governors, designed to assure that its investment in the Company will at all times be passive. Accordingly, Berkshire Hathaway has granted its proxy to the Company to vote Berkshire Hathaway's shares in accordance with the recommendations of the Board of Directors of the Company. The 28,000-share balance of the shares identified as beneficially owned by Mr. Buffett is held by certain defined-benefit-type employee benefit plans for Berkshire Hathaway employees. While Mr. Buffett may be deemed to have beneficial ownership of such 28,000 shares due to his power to direct the investments of such plans, Mr. Buffett does not have or share voting power over such shares.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     Directors will be elected to serve until the next annual meeting or until their successors are elected and qualified. Directors are elected by a plurality of the votes cast by holders of Common Stock on the record date present in person or represented by proxy at the annual meeting. The proxy holders named on the accompanying proxy card, unless otherwise instructed, intend to vote all of the shares they represent as proxies for each of the nominees named herein. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the annual meeting, the Board of Directors will select a substitute nominee or amend the By-Laws to reduce the authorized number of directors.

     The Board of Directors recommends a vote FOR authority for the proxy holders to vote in favor of the nominees named below or their substitutes as described above.

     All nominees are directors of the Bank and, if reelected as directors of the Company, will also be reelected as directors of the Bank.

- ---------------------
                        H. JESSE ARNELLE Mr. Arnelle, 61, is the senior partner of Arnelle, Hastie, McGee, Willis & Greene, a corporate law firm in San Francisco. Mr. Arnelle has held this position since 1994 and held a similar position in a predecessor firm since 1985. He is also a director of
      [PHOTO] Eastman Chemical Corporation, FPL Group, Inc., Textron Corporation and WMX Technologies, Inc. Mr. Arnelle is the vice chairman of the Pennsylvania State University board of trustees and a past chairman of its educational policy committee. Mr. Arnelle also serves
                        on the boards of Bay Area UNICEF, the World Centre and the San Francisco Opera. He has been a director of the Company since 1990.
- ---------------------

- ---------------------
                        WILLIAM R. BREUNER Mr. Breuner, 69, was chairman and chief executive officer of John Breuner Co., retail and rental home and office furnishers, until his retirement
      [PHOTO] in 1986. He is a general partner in Breuner Associates, Breuner Properties and Breuner Pevarnick Real Estate Developers. He is also honorary chairman of the California State Railroad Museum Foundation. He has been a director of the Company since 1969.
- ---------------------

- ---------------------
                        WILLIAM S. DAVILA Mr. Davila, 63, until his retirement in 1992 had been president of The Vons Companies, Inc., a Los Angeles-based chain of supermarkets, since 1985. He is now president emeritus and a director of The Vons Companies, Inc., and a director of Pacific Gas and
      [PHOTO]           Electric Company and Geo. A. Hormel & Company. Mr.
                        Davila is an officer of the Western Association of Food Chains and serves on the board of the Mexican American Grocers Association and on the foundation boards of Methodist Hospital, Arcadia, and Santa Marta Hospital, Los Angeles. He has been a director of the Company since 1990.
- ---------------------

- ---------------------
                        RAYBURN S. DEZEMBER Mr. Dezember, 64, served as chairman of the board and chief executive officer of Central Pacific Corporation from 1981 until its
      [PHOTO] acquisition by the Company in 1990. Mr. Dezember is a director of CalMat Co., Tejon Ranch Company, The Bakersfield Californian and ARB, Inc. He has been a director of the Company since 1990.
- ---------------------

- ---------------------
                        PAUL HAZEN Mr. Hazen, 53, became chairman of the board of the Company and the Bank in 1995, having been
      [PHOTO] president of the Company and the Bank since 1984. He is a director of AirTouch Communications, Phelps Dodge Corporation and Safeway, Inc. He has been a director of the Company since 1984.
- ---------------------

- ---------------------
                        ROBERT K. JAEDICKE Mr. Jaedicke, 66, is a professor (emeritus) of accounting at the Graduate School of Business, Stanford University, where he served as dean
      [PHOTO] from 1983 to 1990. He is a director of Homestake Mining Company, California Water Service Company, Boise Cascade Corporation, Enron Corporation, GenCorp, Inc. and State Farm Insurance Companies. He has been a director of the Company since 1983.
- ---------------------

- ---------------------
                        ELLEN M. NEWMAN Mrs. Newman, 66, has been president of Ellen Newman Associates, consumer relations consultants, since its founding in 1974. She is chair emeritus of the board of trustees and a trustee of the University of
      [PHOTO] California, San Francisco, Foundation, a vice president of the board of governors of the San Francisco Symphony and a director of the California Chamber of Commerce, the Library Foundation of San Francisco and the
                        National Foundation for Advancement in the Arts. Mrs. Newman has been a director of the Company since 1976.
- ---------------------

- ---------------------
                        PHILIP J. QUIGLEY Mr. Quigley, 52, has been chairman, president and chief executive officer since 1994 of Pacific Telesis Group, a telephone holding company with operating companies in California and Nevada. From 1987
      [PHOTO] to 1994 he had been president and chief executive officer of Pacific Bell, the California operating subsidiary of Pacific Telesis Group. Mr. Quigley is also a director of Pacific Telesis Group and Varian Associates. He has been a director of the Company since 1994.
- ---------------------

- ---------------------
                        CARL E. REICHARDT Mr. Reichardt, 63, retired as chairman of the board of the Company and the Bank at the end of 1994, having occupied those positions since 1983.
      [PHOTO] Mr. Reichardt's directorships include Columbia/HCA Healthcare Corporation, ConAgra, Inc., Ford Motor Company, Pacific Gas and Electric Company and Newhall Management Corporation. He has been a director of the Company since 1979.
- ---------------------

- ---------------------
                        DONALD B. RICE Mr. Rice, 55, has been president and chief operating officer of Teledyne, Inc., a diversified manufacturing company, since 1993 after serving as Secretary of the Air Force from 1989 to 1993. Prior thereto he had been president and chief executive
      [PHOTO] officer since 1972 of The RAND Corporation, a nonprofit research and educational institution. He is also a director of Teledyne, Inc. and Vulcan Materials
                        Company. Mr. Rice originally served as a director of
                        the Company from 1980 to 1989 and was reelected to the Board in 1993.
- ---------------------

- ---------------------
                        SUSAN G. SWENSON Ms. Swenson, 46, has been president and chief executive officer since 1994 of Cellular One, a cellular telecommunications company. From 1979 to 1994
      [PHOTO] she held various operating positions within Pacific Telesis Group, including president of PacTel Cellular for two and a half years and general manager of Pacific Bell's second largest operating area for one year. Ms. Swenson has been a director of the Company since 1994.
- ---------------------

- ---------------------
                        CHANG-LIN TIEN Mr. Tien, 59, was appointed chancellor of the University of California, Berkeley, in 1990. From 1988 to 1990 he served as executive vice chancellor at the University of California, Irvine. Currently serving
      [PHOTO] on the board of trustees of Princeton University and the board of directors of the American Association for the Advancement of Science, he is also an elected member of the American Academy of Arts and Sciences and of the National Academy of Engineering. Mr. Tien has been a director of the Company since 1990.
- ---------------------

- ---------------------
                        JOHN A. YOUNG Mr. Young, 62, retired in 1992 as chief executive officer and a director of Hewlett-Packard Company, positions he had held since 1978. He is a director of Affymetrix Corp., Chevron Corporation, Shaman Pharmaceuticals Inc. and Smithkline Beecham PLC.
      [PHOTO] Mr. Young is also a member of the Business Council and the executive committee of the Council on Competitiveness. He serves as chairman of Smart Valley Inc., a nonprofit corporation formed to facilitate an electronic community in Silicon Valley. He has been a director of the Company since 1977.
- ---------------------

- ---------------------
                        WILLIAM F. ZUENDT Mr. Zuendt, 48, became president of the Company and the Bank at the beginning of 1995. Prior thereto he had been a vice chairman of the Company and
      [PHOTO] the Bank since 1986. He is also a director of 3Com Corporation and MasterCard International and a trustee of Golden Gate University. Mr. Zuendt has been a director of the Company since 1995.
- ---------------------

                             EXECUTIVE COMPENSATION

     The following table summarizes for the last five years compensation earned by or awarded to the chief executive officer and the other four most highly compensated executive officers during 1994. No stock appreciation rights were awarded during any period covered by the table.

                           SUMMARY COMPENSATION TABLE

                                                                             LONG-TERM
                                                                           COMPENSATION
                                            ANNUAL COMPENSATION            -------------
                                   -------------------------------------   COMMON SHARES
                                                            OTHER ANNUAL    UNDERLYING      ALL OTHER
         NAME AND                    SALARY       BONUS     COMPENSATION   STOCK OPTIONS   COMPENSATION
    PRINCIPAL POSITION      YEAR      ($)          ($)          ($)             (#)            ($)1
- --------------------------  -----  ----------   ---------   ------------   -------------   ------------
Carl E. Reichardt.........   1994    837,500    1,650,000      183,3342             03        104,688
Chairman and Chief           1993    775,000    1,350,000          186         50,000          96,875
  Executive Officer          1992    775,000            0          186         50,000          96,875
                             1991    775,000            0          158         55,000          96,874
                             1990    768,333      700,000          158         55,000          96,040

Paul Hazen................   1994    737,500    1,250,000          291         40,000          73,750
President                    1993    658,333    1,000,000          186         40,000          65,833
                             1992    575,000            0          186         40,000          57,500
                             1991    575,000            0          158         41,000          57,500
                             1990    566,667      515,000          158         41,000          56,667

Rodney L. Jacobs..........   1994    370,833      475,000       11,571         15,000          37,083
Vice Chairman                1993    333,333      400,000       11,466         27,000          33,333
                             1992    241,667      175,000       11,466         16,000          24,167
                             1991    200,000      100,000       11,438          9,000          20,000
                             1990    195,000      250,000       11,438          9,000          19,500

Clyde W. Ostler...........   1994    375,000      475,000       11,571         15,000          36,790
Vice Chairman                1993    362,500      400,000       12,092         15,000          36,250
                             1992    300,000      175,000       11,466         16,000          30,000
                             1991    300,000       50,000       11,438         16,000          30,000
                             1990    282,500      300,000       11,438         15,000          28,250

William F. Zuendt.........   1994    475,000      850,000       11,571         27,500          47,500
Vice Chairman                1993    466,667      600,000       11,466         20,000          46,667
                             1992    425,000      200,000       11,466         20,000          42,500
                             1991    425,000            0       11,438         20,000          42,500
                             1990    413,333      340,000       11,438         20,000          41,333

- ------------
1. Amounts shown for 1994 represent Company contributions to its Tax Advantage and Retirement Plan ("TAP") and its unfunded Benefit Restoration Program (the "BRP"). As permitted by law, the BRP was credited with contributions which otherwise would have been made to TAP but for the limits imposed on TAP by the Internal Revenue Code. Amounts contributed during 1994 to TAP and the BRP respectively on behalf of the named officers were as follows: Mr. Reichardt, $18,030, $86,658; Mr. Hazen, $14,280, $59,470; Mr. Jacobs,
    $14,280, $22,803; Mr. Ostler, $15,000, $21,790; and Mr. Zuendt, $14,280,
    $33,220.

2. This amount reflects personal benefits of $159,472, consisting primarily of Company-owned club memberships that Mr. Reichardt used while chairman of the board ($98,947) and other items ($43,450), mainly a commemorative stagecoach, received upon retirement. The Company also reimbursed Mr. Reichardt for income taxes payable with respect to these other items.

3. Mr. Reichardt, in view of his impending retirement, was not granted stock options in 1994.

     Shown below is further information regarding employee stock options awarded during 1994 under the Company's Long-Term Incentive Plan to the five officers named above. No stock appreciation rights were awarded during the year.

                           OPTION GRANTS DURING 1994

                                                                                       POTENTIAL REALIZABLE VALUE AT
                                                                                          ASSUMED ANNUAL RATES OF
                                                                                         STOCK PRICE APPRECIATION
                                                                                         FOR 10-YEAR OPTION TERM1
                                                                                 -----------------------------------------
                                                                                 0% ($)
                                                                                 -------
                                                                                 ASSUMED       5% ($)          10% ($)
                                                                                 COMMON    --------------  ---------------
                                         INDIVIDUAL GRANTS                        STOCK       ASSUMED          ASSUMED
                      --------------------------------------------------------    PRICE        COMMON          COMMON
                        COMMON       % OF TOTAL                                    ON          STOCK            STOCK
                        SHARES         OPTIONS                                    NOV.        PRICE ON        PRICE ON
                      UNDERLYING     GRANTED TO     EXERCISE                       15,        NOV. 15,        NOV. 15,
                        OPTIONS     EMPLOYEES IN     PRICE       EXPIRATION      2004--        2004--          2004--
        NAME          GRANTED2(#)   FISCAL YEAR3     ($/SH)         DATE         $146.75      $239.20          $380.08
- --------------------- -----------   -------------   --------   ---------------   -------   --------------  ---------------
Carl E. Reichardt....         0             0             0    --                   0                   0                0
Paul Hazen...........    40,000          14.1       $146.75    Nov. 15, 2004        0           3,698,100        9,333,300
Rodney L. Jacobs.....    15,000           5.3       $146.75    Nov. 15, 2004        0           1,386,790        3,499,990
Clyde W. Ostler......    15,000           5.3       $146.75    Nov. 15, 2004        0           1,386,790        3,499,990
William F. Zuendt....    27,500           9.7       $146.75    Nov. 15, 2004        0           2,542,450        6,416,650
Five Named Officers
  as a Group.........    97,500          34.3       $146.75    Nov. 15, 2004        0           9,014,130       22,749,930
Total Shareholder Benefit.....................................................      0       4,738,200,000   11,958,500,000
Benefit of Five Named Officers as a Percent of Total..........................      0                0.2%             0.2%

- ------------
1. The amounts shown are not the values of the options on the date they were granted. Instead, these are hypothetical future values based on the difference between the option exercise price and an assumed future Common Stock price at the end of the 10-year term of the options using rates of growth prescribed by the Securities and Exchange Commission. For all grants shown, at an assumed appreciation rate of 5 percent per year starting at $146.75 per share, the Common Stock price would be $239.20 and the total increase in shareholder value would be $4,738,200,000 ($92.45 increase per share x 51.3 million outstanding shares). At an assumed appreciation rate of 10 percent per year starting at $146.75 per share, the Common Stock price would be $380.08 and the total increase in shareholder value would be $11,958,500,000 ($233.33 increase per share x 51.3 million outstanding shares).

2. The options generally become exercisable with respect to one-third of their underlying shares on each of the first, second and third anniversaries of their grant. The exercise price may be paid in cash or Common Stock or by means of a loan under the Long-Term Incentive Plan. See "Other Transactions with Officers and Directors -- Long-Term Incentive Plan," below. No stand-alone or tandem stock appreciation rights were granted during 1994.
3. Options to purchase a total of 284,000 shares of Common Stock were granted during 1994.

     The following table shows the value realized upon exercise of options during 1994 and certain information about unexercised options at year-end with respect to the named officers. There were no stock appreciation rights exercised during the year or outstanding at year-end.

       AGGREGATED OPTION EXERCISES DURING 1994 AND YEAR-END OPTION VALUES

                          OPTIONS EXERCISED DURING         COMMON SHARES UNDERLYING          VALUE1 OF UNEXERCISED
                                    1994                    UNEXERCISED OPTIONS ON         IN-THE-MONEY OPTIONS2 ON
                        ----------------------------           DECEMBER 31, 1994             DECEMBER 31, 1994($)
                        SHARES ACQUIRED     VALUE        -----------------------------   -----------------------------
         NAME           ON EXERCISE(#)    REALIZED($)1   EXERCISABLE3   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
- ----------------------  ---------------   ----------     ------------   --------------   ------------   --------------
Carl E. Reichardt.....      114,530       13,941,124        321,645         50,0054       25,959,175        2,298,2054
Paul Hazen............       40,000        3,799,000        202,005         79,995        15,704,335        1,838,045
Rodney L. Jacobs......            0                0         45,170         38,330         3,063,481        1,014,269
Clyde W. Ostler.......        4,770          461,908         58,283         30,330         4,299,470          712,269
William F. Zuendt.....        1,375          116,359        108,270         47,505         8,720,988          919,455

- ------------
1. "Value" represents the difference between the option exercise price and the market value of the underlying Common Stock on December 31, 1994, in the case of unexercised options, or on the date of exercise, in the case of exercised options.

2. An option is "in the money" on a particular date if the market value of the underlying Common Stock on that date exceeds the option exercise price.

3. These amounts are not the same as the amounts shown under "Beneficial Ownership," above, because these amounts do not include shares subject to options first becoming exercisable after January 31, 1995, but on or before April 1, 1995.

4. The options represented by these amounts became exercisable upon Mr. Reichardt's retirement on January 1, 1995.

     Pension Benefits. The Company terminated its defined-benefit retirement plan on December 31, 1984, and purchased annuities for participants eligible to receive benefits under such plan. Since the Internal Revenue Code limits individual annual benefits payable under the defined benefit retirement plan, benefits that otherwise would have been payable under the annuities in excess of that limit will be paid under the Company's Benefit Restoration Program. The combined annual benefit payable from such annuities and under the Benefit Restoration Program to each of the named executive officers beginning at age 65 is as follows: Carl E. Reichardt, $185,226; Paul Hazen, $187,490; Rodney L. Jacobs, $27,573; Clyde W. Ostler, $108,638; and William F. Zuendt, $141,619.

          REPORT OF MANAGEMENT DEVELOPMENT AND COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     The Management Development and Compensation Committee (the "Committee") of the Board of Directors, which consists solely of non-officer directors, has provided the following report on executive compensation:

     The Committee has responsibility for an executive compensation program designed to attract, motivate, reward and retain the management talent required to lead the Company, achieve its business objectives and increase shareholder value. An executive's compensation consists of three elements -- base salary, bonus and option grants -- which are determined separately based on different sets of criteria. Each element of compensation is evaluated relative to positions of similar responsibility at the other institutions that comprise Wells Fargo's peer group of the 15 largest U.S. bank holding companies (the "Peer Group").

BASE SALARIES

     Base salaries for executives, including the chief executive officer, typically approximate the median salary for positions of similar responsibility in the Peer Group. Salaries are adjusted up or down from the median based on the strategic importance of the position and the skills of the executive. Generally, increases in salary occur only in response to market changes or when warranted by an executive's change in responsibilities.

BONUSES

     Executive officers, including the chief executive officer, are eligible for bonuses that are based on shareholder, Company and individual performance and on the Peer Group comparison, described below.

     Shareholder Performance Criteria. The Company's return to its shareholders is compared to:

     - the returns of our Peer Group.

     - a broader measure of bank holding company stocks, the 50 bank holding companies represented in the Keefe, Bruyette & Woods, Inc., 50 Total Return Index for Bank Holding Companies (the "KBW 50"). All members of the Peer Group are included in the KBW 50.

     - a broad measure of market performance, the 500 stocks represented in the Standard & Poor's 500 Stock Price Index (the "S&P 500").

     Company Performance Criteria. In 1994 the Committee focused on such measures of company profitability as return on equity ("ROE") and return on assets ("ROA").

     Individual Performance Criteria. The Committee considered the contribution individual executive officers make to the performance of the Company, as described above. An executive's individual performance is also evaluated in such areas as leadership, vision, initiative, and personnel selection and development.

     Peer Group Comparison. To the extent that executive positions can be matched with positions in the Peer Group, bonuses are compared to those of the Peer Group. This year, bonuses are competitive with those from the median to the seventy-fifth percentile of the range of bonuses paid by the Peer Group in 1993, which reflects Wells Fargo's performance in 1994. The Peer Group is used for these evaluations rather than the KBW 50 because we believe the Peer Group reflects the market in which we compete for executives.

     In awarding bonuses, all of the foregoing factors are evaluated in a qualitative manner, are not weighted, and their relative importance may vary in view of individual circumstances.

     Deductibility of Compensation. The chief executive officer, president and vice chairmen are eligible for bonuses under the terms of the Senior Executive Performance Plan ("SEPP"), which we believe will qualify bonuses paid for 1994 for tax deductibility. Section 162(m) of the Internal Revenue Code limits federal income tax deductions for compensation paid after 1993 to the Company's chief executive officer and its four other most highly compensated officers to $1 million per year but includes an exception for performance-based compensation that satisfies certain conditions. For this reason the Board of Directors adopted the SEPP on February 15, 1994. The shareholders approved the plan on April 19, 1994.

     In accordance with the terms of the SEPP, in March 1994 the Committee set a target threshold for ROE, then determined a percentage of net income applicable to Common Stock in excess of the ROE target threshold, to fund the maximum pool available for 1994 bonuses. At that time, the Committee also determined the size of each participant's share of the pool, based on such participant's potential individual contribution to the success of the Company. At its meeting in February 1995, the Committee decided to award each participant in the Plan an amount smaller than the maximum amount permitted by the available pool. The criteria used in determining bonuses were the shareholder, Company and individual performance criteria and Peer Group comparison described above.

     1994 Performance.  Results for the Company for 1994 follow:

     - The return to our shareholders in 1994, assuming full reinvestment of dividends, was 15.2 percent, which was the highest of our Peer Group. This compares favorably with -5.6 percent on average for the Peer Group, -5.1 percent for the bank holding companies in the KBW 50 and 1.3 percent for the companies comprising the S&P 500.

     - Our five-year return to shareholders of 138 percent compares favorably with the 72 percent average for the Peer Group, 45 percent for the bank holding companies in the KBW 50 and 51 percent for the companies comprising the S&P 500.

     - Our ten-year return to shareholders of 801 percent compares favorably with the 271 percent average for the Peer Group and 281 percent for the S&P 500. This data is not available for the KBW 50.

     - Company performance ranked at the top of the Peer Group in 1994. Our ROA of 1.62 percent was the highest of the Peer Group and compares favorably with the 1.08 percent average of the Peer Group. Our ROE of 22.41 percent was the second highest of the Peer Group and compares favorably with the Peer Group average of 16.69 percent.

LONG-TERM INCENTIVE COMPENSATION

     Stock options motivate executives to make decisions leading to sustained growth in shareholder value. Our focus in granting awards, in order of importance, is on the executive's potential impact on shareholder value and the executive's individual performance and strategic responsibility. Such individual performance is always considered in making option grants, with the exception that a grant may be awarded to a new executive if his or her position has substantial strategic importance and potential impact on shareholder value. All of the foregoing factors are evaluated in a qualitative manner, are not weighted, and their relative importance may vary in view of individual circumstances. Stock options are granted only at current market price, thereby linking an executive's potential compensation to shareholder gain and encouraging management to operate the Company from the perspective of an owner.

     Based on these considerations, the Committee awarded 1994 stock option grants to four of the five officers named in the above table, "Option Grants During 1994." The chief executive officer, in view of his impending retirement, was not granted stock options in 1994. Stock options are an additional tool used to ensure that the total compensation of our executives is generally competitive, and we analyze individual grants on a Peer Group basis when data is available. The grants in 1994 approximate the median when compared to the Peer Group.

STOCK OWNERSHIP GUIDELINES

     In 1993, the Company introduced minimum stock ownership guidelines to be met within five years by officers at the level of senior vice president and above. These guidelines support the view that management risk and rewards should have a direct relationship to shareholder returns. The investment at risk of the executive officers meets these guidelines.

                                          Paul A. Miller, Chairman
                                          William R. Bruener
                                          Rayburn S. Dezember
                                          Ellen M. Newman
                                          Donald B. Rice
                                          John A. Young

                    COMPARATIVE TOTAL RETURN ON COMMON STOCK

     The following graphs present the yearly percentage change in the cumulative total shareholder return on the Common Stock for the five years and the ten years ended December 31, 1994. The graphs compare the cumulative total returns during those periods on the Common Stock, the Standard & Poor's 500 Stock Price Index ("S&P 500") and, in the five-year comparison only, the Keefe, Bruyette & Woods, Inc., 50 Total Return Index ("KBW 50"), which is not available for the ten-year period shown below. The KBW 50 is a market-capitalization-weighted stock price index composed of 50 bank holding company stocks. All computations have been made to give effect to the reinvestment of dividends.

                        FIVE-YEAR PERFORMANCE COMPARISON

                                  [LINE GRAPH]

WELLS FARGO   100      83      88      119      206      238
S & P 500     100      97     126      136      150      151
KBW 50        100      72     114      145      153      145

             1989    1990    1991     1992     1993     1994

     Assuming the reinvestment of all dividends, a hypothetical investment of $100 made as of December 31, 1989, in the Common Stock of the Company, and pro rata in the 500 stocks comprising the S&P 500 and in the 50 stocks included in the KBW 50 would have been worth $238, $151 and $145, respectively, as of December 31, 1994.

                       TEN-YEAR PERFORMANCE COMPARISON

                                 [LINE GRAPH]

WELLS FARGO  100   140   232   203   296   379   314   333   452   782   901
S & P 500    100   132   156   164   191   252   244   318   342   377   381

            1984  1985  1986  1987  1988  1989  1990  1991  1992  1993  1994

     Assuming the reinvestment of all dividends, a hypothetical investment of $100 made as of December 31, 1984, in the Common Stock of the Company and pro rata in the 500 stocks included in the S&P 500 would have been worth $901 and $381, respectively, as of December 31, 1994.

                 OTHER TRANSACTIONS WITH OFFICERS AND DIRECTORS

     Executive Loan Plan. The Company's Executive Loan Plan was adopted by the Board of Directors in 1984. The persons eligible under the Plan to receive mortgage or general purpose loans or loan guarantees from the Company include executive officers of the Company and are selected by the chairman of the board or the president pursuant to authority delegated by the Management Development and Compensation Committee, which administers the Plan. Loans bear interest at the applicable rate in effect under Section 1274(d) of the Internal Revenue Code at the time the loan is made (currently between 6.97 and 7.93 percent for loans made in March 1995, depending on the term of the loan and certain other factors) and may be reduced by up to 5 percentage points while the borrower is an employee of the Company.

     Mortgage loans must be for the purpose of purchasing, constructing or improving the executive's principal residence or refinancing outstanding indebtedness with respect to such residence, cannot have a term exceeding 30 years and, when aggregated with other outstanding debt secured by such residence, must have a maximum principal balance of the lesser of $1,500,000 or 100 percent of the fair market value of such residence. General purpose loans may not have a term exceeding 10 years and must be for personal household expenses, education or support of dependents, extraordinary medical or dental expenses, income taxes or other purposes deemed appropriate by the Management Development and Compensation Committee. General purpose loans cannot be used for investment purposes or to acquire shares of Common Stock under a stock option or similar plan of the Company or its subsidiaries, although such loans are available under the Long-Term Incentive Plan or a predecessor plan. See "Long-Term Incentive Plan," below. The maximum principal balance of all general purpose loans to the same executive cannot exceed the lesser of $250,000 or 150 percent of the executive's annual base salary.

     The following table gives information regarding the unpaid principal balances under the Plan for those of the five most highly compensated executive officers in 1994 with loans under the Plan and for all 1994 executive officers as a group during the time they served as such.

                                                      BALANCE AS OF       MAXIMUM BALANCE
                                                    DECEMBER 31, 1994       DURING 1994
                                                    -----------------     ---------------
      Paul Hazen
        President...................................        $1,422,762         $1,444,322
      Clyde W. Ostler
        Vice Chairman...............................        $1,730,488         $2,207,209
      All 1994 Executive Officers as a Group1.......        $6,605,909         $7,291,110

- ------------
1. The balance as of December 31, 1994, represents loans to five persons; the maximum balance during 1994 represents loans to six persons.

     Long-Term Incentive Plan. The Management Development and Compensation Committee may authorize an extension of credit from the Company to an employee (including an employee who is an officer or director of the Company) to assist the employee in the purchase of Common Stock upon exercise of employee stock options granted under the Plan or a predecessor plan. Under current policy, the Company may extend or guarantee such loans with a maximum term of six years. Such loans initially bear interest at a rate equal to the greater of the average annual rate for three-year U.S. Treasury notes for the immediately preceding calendar year, currently estimated to be 6.26 percent during 1995, and the applicable rate in effect under Section 1274(d) of the Internal Revenue Code at the time the loan is made (currently between 6.97 and 7.19 percent for loans made in March 1995, depending on the term of the loan and certain other factors). The rate is then adjusted annually to equal the average annual rate for three-year U.S. Treasury notes for the immediately preceding calendar year.

     The following table gives information about the unpaid principal balances for those of the five most highly compensated executive officers in 1994 with loans under the Plan or a predecessor plan and for all 1994 executive officers as a group during the time they served as such.

                                                      BALANCE AS OF       MAXIMUM BALANCE
                                                    DECEMBER 31, 1994       DURING 1994
                                                    -----------------     ---------------
      Carl E. Reichardt
        Chairman of the Board.......................              0         $ 1,119,974
      Paul Hazen
        President...................................    $ 2,699,798         $ 3,003,590
      Clyde W. Ostler
        Vice Chairman...............................    $   411,173         $   411,709
      All 1994 Executive Officers as a Group1.......    $ 3,591,132         $ 5,325,897

- ------------
1. The balance as of December 31, 1994, represents loans to four persons; the maximum balance during 1994 represents loans to six persons.

     Other Transactions. The Bank has had and expects in the future to have banking transactions in the ordinary course of its business with many of the Company's directors and executive officers and their associates, including transactions with corporations of which such persons are directors, officers or controlling shareholders, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with others. The loans included among such transactions did not involve more than the normal risk of collectibility or present other unfavorable features at the time such loans were made.

     Loans by the Bank to directors and executive officers of the Company and to entities controlled by them are subject to limitations as to amount and purpose as prescribed by the Federal Reserve Act. For example, extensions of credit by the Bank in excess of $500,000 to directors and executive officers of the Company and their related interests require the prior approval of a majority of the disinterested directors of the Bank. All extensions of credit to such persons must be made on nonpreferential terms. In addition, the Bank may not extend credit in excess of $100,000 (not counting up to $15,000 of open-ended credit) to any executive officer of the Bank, which includes most executive officers of the Company, unless the purpose is to finance the education of the officer's children or the purchase, construction, maintenance or improvement of the officer's residence.

     In connection with his retirement as chairman of the board on December 31, 1994, Mr. Reichardt received during 1994 the various items referred to in note 2 to the Summary Compensation Table, above, and the Company agreed to make available to him, commencing in 1995, office space and the services of a secretary and a driver on an as-needed basis. In addition, employee stock options originally granted to Mr. Reichardt during 1992 were modified so that options to purchase 16,670 shares of Common Stock became exercisable upon his retirement, approximately one year in advance of the time they would otherwise have become exercisable. In accordance with the original terms of options granted to Mr. Reichardt in 1993, options to purchase an additional 33,335 shares became exercisable upon his retirement, approximately 11 months sooner than otherwise as to 16,665 of these shares and approximately 23 months sooner as to the balance.

     Because of the complexity of the reporting requirements imposed on the Company's directors and executive officers under Section 16 of the Securities Exchange Act of 1934, the

Company has assumed responsibility for preparing and filing the reports of changes in beneficial ownership required of these persons by this statute. Based on a review of beneficial ownership reporting forms and representations of its directors, executive officers and 10 percent shareholders, the Company believes that such persons were in compliance during 1994 with these reporting requirements, except as follows. A report of transactions occurring during July 1994 filed on behalf of Stuart V. M. Campbell, a former executive officer, included an arithmetic error resulting in a month-end balance that was understated, and a report of a sale in November 1994 by Mr. Campbell was filed five days late. The understated balance was corrected by amendments filed in February 1995. The balance of shares reported during 1992 and 1993 on behalf of Michael J. Gillfillan, an executive officer, was discovered to have been smaller than his actual share balance during that time. Corrective amendments to these previous reports were filed in January 1995.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The following directors served as members of the Management Development and Compensation Committee during 1994: Paul A. Miller, Chairman; William R. Breuner; Rayburn S. Dezember; Ellen M. Newman; Donald B. Rice; and John A. Young. In the case of each such director, either the individual director, a family member or an entity controlled by the director had loans or other extensions of credit outstanding from the Bank during 1994. These loans were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. Such loans did not involve more than the normal risk of collectibility or present other unfavorable features at the time they were made.

                                   PROPOSAL 2

                       AMENDMENTS TO DIRECTOR OPTION PLAN

                                  INTRODUCTION

     The Wells Fargo & Company Director Option Plan (the "Plan") was originally adopted by the Board of Directors on February 17, 1987, approved by shareholders on April 21, 1987, and amended on November 19, 1991. The purpose of the Plan is to make service on the Board more attractive to present and prospective outside directors, since the continued services of qualified non-officer, or outside, directors are considered essential to the sustained progress of the Company.

     Under the Plan, directors may choose each year between payment of a cash retainer and an option, described below, to acquire shares of Wells Fargo & Company common stock ("Common Stock"). The number of shares subject to the option is the nearest number of whole shares equivalent to the foregone retainer divided by the difference between the year-end closing price of the Common Stock reported on the New York Stock Exchange Composite Transaction Reporting System ("Year-End Closing Price") and the per share exercise price. Currently, the per share exercise price of each option is $1.00. No change is proposed to be made to the maximum number of shares authorized for issuance under the Plan.

     On February 21, 1995, the Board of Directors adopted amendments to the Plan, subject to shareholder approval, which would (i) change the exercise price for options granted after December 31, 1995, to 50 percent of the Year-End Closing Price, in lieu of the $1.00 per share exercise price originally provided, which results in a corresponding increase in the number of shares subject to the option and (ii) extend the Plan beyond its original expiration date of

January 2, 1997, until the issuance of all shares authorized under the Plan. The following is a description of the Plan as proposed to be amended. The description is qualified in its entirety by reference to the full text of the proposed restated Plan, which is attached as Exhibit A hereto.

     The Board of Directors recommends a vote FOR the proposal.

                                 ADMINISTRATION

     As originally adopted, the Plan was administered by a committee (the "Committee") of three or more outside directors appointed by the Board of Directors. Because the Plan was amended on November 19, 1991, to eliminate stock appreciation rights from the Plan, the substantive terms of the Plan are fixed, requiring no discretionary administration.

                                  ELIGIBILITY

     Only the Company's outside directors are eligible to participate in the Plan.

                             STOCK SUBJECT TO PLAN

     The aggregate number of shares of Common Stock which may be issued under the Plan will not exceed 75,000, subject to certain adjustments to prevent dilution. If any option or any portion of an option is terminated or surrendered for any reason without being exercised, the shares subject to the unexercised portion of the option are available for subsequent option grants under the Plan. Options may be granted until all shares authorized for issuance under the Plan have been issued.

                                TERMS OF OPTIONS

     All options granted under the Plan are non-statutory stock options, evidenced by an agreement between the Company and the director. Upon the exercise of an option, the Company may issue new shares or reissue shares repurchased by or on behalf of the Company.

     Options are granted automatically on January 2 (or if January 2 is not a business day, on the next succeeding business day) of each year, to any eligible director who, no later than the preceding July 1, files with the Committee an irrevocable election to receive a stock option in lieu of the retainer to be earned in the calendar year of the date of grant of the option (the "Plan Year").

     The number of shares subject to an option granted to an eligible director is equal to the nearest number of whole shares equivalent to the director's Annual Retainer divided by the difference between the Year-End Closing Price and the per share option exercise price. "Annual Retainer" is defined as the amount which the director will be entitled to receive for serving as a director during the Plan Year, but does not include fees for attendance at meetings of the Board of Directors or any committee of the Board of Directors or for any other services to be provided to the Company. For options granted before January 1, 1996, the per share option exercise price is $1.00. For options granted after December 31, 1995, the per share option exercise price is 50 percent of the Year-End Closing Price. The per share closing price for the Common Stock, as reported on the New York Stock Exchange Composite Transaction Reporting System on March 1, 1995, was $160 5/8 per share.

                          TRANSFERABILITY; TERMINATION

     Options granted under the Plan are non-transferable and may be exercised during the optionee's lifetime only by the optionee. No option may be exercised prior to the first anniversary of the date the option was granted or more than ten years from such date. Options become exercisable in full upon the retirement of the optionee because of age or because of total and permanent disability or upon the death of the optionee. A director's option rights terminate if the director ceases to serve as such for any reason other than death or retirement because of age or disability.

                           STOCK APPRECIATION RIGHTS

     As originally adopted, options granted under the Plan included grants of stock appreciation rights ("SARs") with respect to the number of shares subject to the options held by eligible directors. On November 19, 1991, however, the Plan was amended to prohibit future grants of SARs, and all SARs outstanding at that time were cancelled with the consent of each holder.

                            MODIFICATION OF THE PLAN

     The Board of Directors has the power to suspend, discontinue or amend the Plan, provided that without shareholder approval no amendment may change the number of shares subject to the Plan (other than to prevent dilution), change the class of directors eligible to participate, materially increase the benefits accruing to participants in the Plan, or impair the optionee's rights under any option previously granted without the consent of the optionee. In addition, the provisions of the Plan relating to eligibility for awards under the Plan and the amount, type, price and timing of awards under the Plan may not be amended more than once every six months, other than to conform to changes to the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder.

                                 TAX TREATMENT

     All options to be granted under the Plan are non-statutory options and are not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"). The grant of a stock option generally does not result in taxable income to the recipient. Directors who exercise an option generally recognize ordinary income in an amount equal to the difference between the option price and the fair market value of the resulting shares. The Company generally is not entitled to an income tax deduction with respect to the grant of a stock option or the sale of stock acquired pursuant thereto. The Company is permitted a deduction equal to the amount of ordinary income the recipient is required to recognize with respect to a stock option.

                               NEW PLAN BENEFITS

     Because the grant of an option to a director under the Plan is subject to the election of that director, it is impossible to determine the number of options, if any, that may be granted to directors under the Plan. In 1995 the following directors were granted options under the Plan covering the number of shares indicated:

                                      DIRECTOR                            SHARES
            ------------------------------------------------------------  ------
            William S. Davila...........................................    229
            Philip J. Quigley...........................................    229
            Donald B. Rice..............................................    208
            Chang-Lin Tien..............................................    229
            John A. Young...............................................    208

All such directors have been nominated for reelection to the Board at the annual meeting.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed KPMG Peat Marwick LLP, certified public accountants, Three Embarcadero Center, San Francisco, California, as independent auditors for the Company for 1995. Shareholders are being asked to ratify this selection at the annual meeting. This firm or a predecessor has served as the independent auditors for the Company since 1969. Ratification of the appointment of KPMG Peat Marwick LLP as independent auditors requires the affirmative vote of the holders of a majority of the shares voting at the meeting.

     As in the past, representatives of KPMG Peat Marwick LLP will be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     The Board of Directors recommends a vote FOR this proposal.

                              COST OF SOLICITATION

     In addition to solicitation by mail, proxies may also be solicited by directors, officers and employees of the Company and the Bank, who will not receive additional compensation for such solicitation. The Company has also engaged D.F. King & Co. Inc. to assist in contacting shareholders whose stock is held in the names of brokers or other custodians and will pay $7,500 plus out-of-pocket expenses for these services. Brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy materials to beneficial owners of the Common Stock.

                                 MISCELLANEOUS

     A shareholder who intends to present a proposal at the 1996 annual meeting of shareholders for inclusion in the Company's proxy statement and form of proxy relating to such meeting must submit such proposal by November 14, 1995. The proposal must be mailed to the Company's principal executive offices at 420 Montgomery Street, San Francisco, California 94104, Attention: Secretary.

                                          Guy Rounsaville, Jr.
                                          Secretary

March 13, 1995

                                                                       EXHIBIT A

                             WELLS FARGO & COMPANY

                              DIRECTOR OPTION PLAN

     The Wells Fargo & Company Director Option Plan, as amended and restated effective February 21, 1995, subject to approval of the Company's shareholders, is set forth below:

                 PART 1.   PLAN ADMINISTRATION AND ELIGIBILITY

I.  PURPOSE

     The purpose of this Director Option Plan (the "Plan") of Wells Fargo & Company (the "Company") is to make service on the Board more attractive to present and prospective outside directors of the Company, since the continued services of qualified outside directors are considered essential to the Company's sustained progress.

II.  ADMINISTRATION

     Because the cancellation of stock appreciation rights under the Plan effective December 31, 1991 eliminates the need for discretionary administration under the Plan, the Committee previously appointed to administer the Plan shall thereafter cease to have any responsibility under the Plan and the administration of the Plan shall be carried out by the Company's Personnel Division or its delegate.

III.  PARTICIPATION IN THE PLAN

     Each director of the Company shall be eligible to participate in the Plan unless he or she is an employee of the Company or any subsidiary of the Company.

IV.  STOCK SUBJECT TO THE PLAN

     A. Class. The stock which is to be made the subject of awards granted under the Plan shall be the Company's authorized but unissued Common Stock, par value $5 per share ("Common Stock"). In connection with the issuance of shares of Common Stock under the Plan, the Company may repurchase shares in the open market or otherwise.

     B. Aggregate Amount.

          (1) The total number of shares issuable under the Plan shall not exceed 75,000 shares (subject to adjustment under Section XIII). No limitation shall exist on the aggregate amount of cash payments the Company may make in connection with the surrender of options pursuant to Section VIII.

          (2) If any outstanding option under the Plan expires or is terminated for any reason or is surrendered pursuant to Section VIII, then the Common Stock allocable to the unexercised or surrendered portion of such option shall not be charged against the limitation of Section IV.B.(1) and may again become the subject of a stock option granted under the Plan.

                PART 2.   OPTIONS AND STOCK APPRECIATION RIGHTS

V.  NON-STATUTORY STOCK OPTIONS

     All options granted under the Plan shall be non-statutory options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended to date and as may be amended from time to time (the "Code").

VI.  TERMS, CONDITIONS AND FORM OF OPTIONS

     Each option granted under this Plan shall be evidenced by a written agreement, which agreements shall comply with and be subject to the following terms and conditions:

     A. Option Grant Dates. Effective for options granted after January 2, 1992, options shall be granted automatically on January 2 (or if January 2 is not a business day, on the next succeeding business day) of the year to any eligible director who, before July 1 of the previous year, files with the Company's Personnel Division or its designate an irrevocable election to receive a stock option in lieu of retainer fees to be earned in the following year beginning January 1 and ending December 31 ("Plan Year").

     B. Option Formula. The number of option shares granted to any eligible director shall be equal to the nearest number of whole shares determined in accordance with one of the following formulas, depending upon the date of grant:

    OPTIONS GRANTED BEFORE JANUARY 1, 1996:

         Annual Retainer                 Number
- ---------------------------------   =      of
   Fair Market Value -- $1.00            Shares

    OPTIONS GRANTED AFTER DECEMBER 31, 1995:

         Annual Retainer                 Number
- ---------------------------------   =      of
     Fair Market Value X 50%             Shares

"Annual Retainer" shall mean the amount which the director will be entitled to receive for serving as a director in the relevant Plan Year, but shall not include fees for attendance at meetings of the Board of Directors or any committee of the Board of Directors or for any other services to be provided to the Company. "Fair Market Value" shall mean the fair market value of the Company's common stock on January 2, determined in accordance with Section XI of the Plan.

     C. Options Non-Transferable. Each option granted under the Plan by its terms shall not be transferable by the director otherwise than by will, or by the laws of descent and distribution, and shall be exercised during the lifetime of the director only by him or her. No option or interest therein may be transferred, assigned, pledged or hypothecated by the director during his or her lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

     D. Period of Option. Options become exercisable on the first anniversary of the date upon which they were granted; provided, however, that any option granted pursuant to the Plan shall become exercisable in full upon the death of the director or retirement because of age in accordance with Company policy or retirement because of total and permanent disability. Options shall terminate upon the expiration of 10 years from the date upon which such options were granted (subject to prior termination as hereinafter provided).

     E. Exercise of Options. Options may be exercised only by written notice to the Company at its head office accompanied by payment, in cash, of the full consideration for the shares as to which they are exercised.

     F. Termination of Options. All rights of a director in an option, to the extent that it has not been exercised, shall terminate upon his or her termination as a director for any reason other than the death of the director or retirement because of age in accordance with Company policy or retirement because of total and permanent disability and in case of such retirement, three months from the date thereof. In the event of the death of the director, the option shall terminate upon failure of the designated representative to exercise the option in accordance with the time period provided in subsection "G" below. That portion of an option which is attributable to a portion of an Annual Retainer which would not have been earned due to termination as a director or a change in a director's membership on a committee(s) of the Board of Directors shall be cancelled.

     G. Death of Director. Any option granted the director under the Plan and outstanding on the date of his or her death may be exercised by the personal representative of the director's estate or by the person or persons to whom the option is transferred pursuant to the director's will or in accordance with the laws of descent and distribution, at any time prior to the specified expiration date of such option or the first anniversary of the director's death, whichever is the first to occur. Upon the occurrence of the earlier event, the option shall then terminate.

VII.  OPTION PRICE

     The option price per share for the shares covered by each option shall be $1.00 for options granted before January 1, 1996, and 50 percent of the fair market value of one share of Common Stock on the date of grant for options granted after December 31, 1995.

VIII.  STOCK APPRECIATION RIGHTS

     No option granted under the Plan after December 31, 1991 shall include a grant of a stock appreciation right. Each option granted before January 1, 1992 shall, subject to the approval of the holder thereof, cease to include a stock appreciation right effective January 1, 1992. In the event that such approval is not obtained with respect to a stock appreciation right, such right shall remain outstanding in accordance with its terms, provided that such stock appreciation right shall be exercisable only for stock, the holder's exercise of such stock appreciation right shall not be subject to the consent of the Committee or any other person and any notice of exercise shall be filed with the Company's Personnel Division.

                          PART 3.   GENERAL PROVISIONS

IX.  ASSIGNABILITY

     The rights and benefits under this Plan shall not be assignable or transferable by the director other than by will or by the laws of descent and distribution, and during the lifetime of the director, options and stock appreciation rights granted under the Plan shall be exercisable only by him or her.

X.  TIME FOR GRANTING OPTIONS

     Options may be granted under this Plan until the maximum number of shares authorized under Section IV.B. have been issued.

XI.  VALUATION OF COMMON STOCK

     For all valuation purposes under the Plan, the fair market value of a share of Common Stock shall be its closing price as quoted on the New York Stock Exchange Composite Transaction Reporting System on the day immediately prior to the date in question. If there is no quotation available for such day, then the closing price on the next preceding day for which there does exist such a quotation shall be determinative of fair market value. If, however, the Committee determines that, as a result of circumstances existing on any date, the use of such price is not a reasonable method of determining fair market value on that date, the Committee may use such other method as, in its judgment, is reasonable.

XII.  LIMITATION OF RIGHTS

     A. No Right to Continue as a Director. Neither the Plan, nor the granting of an option nor any other action taken pursuant to the Plan, shall constitute or be evidence of any agreement or understanding, express or implied, that the Company will retain a director for any period of time, or at any particular rate of compensation.

     B. No Shareholders' Rights for Options. A director shall have no rights as a shareholder with respect to the shares covered by his or her options until the date of the issuance to him of a stock certificate therefor, and no adjustment will be made for dividends or other rights for which the record date is prior to the date such certificate is issued.

XIII.  ADJUSTMENTS TO STOCK

     In the event any change is made to the Common Stock subject to the Plan or subject to any outstanding award granted under the Plan (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination of shares, exchange of shares, change in corporate structure or otherwise), then appropriate adjustments shall be made to the maximum number of shares subject to the Plan and the number of shares and prices per share of stock subject to outstanding options.

XIV.  EFFECTIVE DATE OF THE PLAN

     The Plan shall take effect upon approval by the shareholders of the Company, and the Plan as restated shall take effect as of the date of adoption by the Board of Directors of the Company, subject to the approval of the shareholders of the Company.

XV.  AMENDMENT OF THE PLAN

     The Board of Directors of the Company may suspend or discontinue the Plan or revise or amend it in any respect whatsoever; provided, however, that without approval of the shareholders no revision or amendment shall change the number of shares subject to the Plan (except as provided in Section XIII), change the designation of the class of directors eligible to receive options, materially increase the benefits accruing to participants under the Plan or alter or impair any rights or obligations of any option previously granted without the consent of the director. In addition, the provisions of the Plan relating to eligibility for awards under the Plan and the amount, type, price and timing of awards under the Plan shall not be amended more than once every six months, other than to conform to changes to the Internal Revenue Code, the Employee Retirement Income Security Act or the rules thereunder.

XVI.  GOVERNING LAW

     The Plan and all determinations made and actions taken pursuant hereto shall be governed by the law of the State of California and construed accordingly.

                                    [LOGO]

                           PRINTED ON RECYCLED PAPER

                                     PROXY
                             WELLS FARGO & COMPANY
      THIS PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS ON APRIL 18, 1995,
                IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) WILLIAM R. BREUNER, PAUL HAZEN, ROBERT K. JAEDICKE and WILLIAM F. ZUENDT, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock, $5 par value, of Wells Fargo & Company (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Shareholders of the Company to be held in San Francisco, California, on Tuesday, April 18, 1995, at 2:00 p.m., and at any adjournment thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

UNLESS A CONTRARY INSTRUCTION IS INDICATED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND IN FAVOR OF THE PROPOSALS TO APPROVE THE ADOPTION OF AMENDMENTS TO THE DIRECTOR OPTION PLAN AND TO RATIFY THE SELECTION OF INDEPENDENT AUDITORS FOR 1995, ALL AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT. THIS PROXY WILL ALSO BE VOTED AT THE DISCRETION OF THE PROXY HOLDERS ON SUCH MATTERS OTHER THAN THE THREE SPECIFIED ITEMS AS MAY COME BEFORE THE MEETING.

A majority of such proxies or their substitutes as shall be present and acting at the meeting, or if only one be present and acting then that one, shall have and may exercise all of the powers of all of said proxies hereunder.

The undersigned hereby revoke(s) all proxies heretofore given by the undersigned to vote at said meeting or any adjournment thereof.

                  THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
      PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY.

The Board of Directors favors a vote "FOR" authority in Proposal 1 and "FOR" Proposals 2 and 3.

Proposal 1-- Authority to vote for the following nominees as described in the accompanying Proxy Statement:

             H.J. Arnelle; W.R. Breuner; W.S. Davila; R.S. Dezember; P. Hazen; R.K. Jaedicke; E.M. Newman; P.J. Quigley; C.E. Reichardt;
             D.B. Rice; S.G. Swenson; C-L. Tien; J.A. Young; W.F. Zuendt.

                                / / FOR        / / WITHHELD

(INSTRUCTION: To withhold authority to vote for one or more individual nominees, write such name or names in the space provided below.)

- --------------------------------------------------------------------------------

Proposal 2--Approve adoption of amendments to Director Option Plan.           / / FOR   / / AGAINST   / / ABSTAIN
Proposal 3--Ratify selection of KPMG Peat Marwick LLP as independent         / / FOR   / / AGAINST   / / ABSTAIN
            auditors for 1995.

                                                     Date: _______________, 1995

                                                     ___________________________
                                                     Signature

                                                     ___________________________
                                                     Signature

                                                     Please mark, date and sign
                                                     exactly as your name
                                                     appears at the side and
                                                     return in the enclosed
                                                     envelope. Joint owners
                                                     should each sign. When
                                                     signing as attorney,
                                                     executor, administrator,
                                                     trustee or guardian, please
                                                     give full title as such. If
                                                     signer is a corporation or
                                                     other organization, please
                                                     sign in full name of
                                                     corporation or other
                                                     organization and designate
                                                     capacity of signing
                                                     officer.